Exhibit 10.2

FIRST AMENDMENT TO SIXTH RESTATED CREDIT AGREEMENT

This First Amendment to Sixth Restated Credit Agreement (this “First Amendment”) is effective as of September 30, 2005 (the “Amendment Effective Date”), by and among CHAPARRAL ENERGY, INC., a Delaware corporation, successor by merger to Chaparral, L.L.C. (“Parent”), CHAPARRAL ENERGY, L.L.C., an Oklahoma limited liability company (in its capacity as Borrower Representative for the Borrowers, “Borrower Representative”), JPMORGAN CHASE BANK, N.A., a national banking association, as Administrative Agent (“Administrative Agent”), and each of the financial institutions a party to the Credit Agreement (as hereinafter defined) as Lenders (hereinafter collectively referred to as “Lenders,” and individually, “Lender”).

W I T N E S S E T H:

WHEREAS, Parent, Borrowers, Administrative Agent and Lenders are parties to that certain Sixth Restated Credit Agreement dated as of June 22, 2005 (as amended, the “Credit Agreement”) (unless otherwise defined herein, all terms used herein with their initial letter capitalized shall have the meaning given such terms in the Credit Agreement (as amended hereby)); and

WHEREAS, pursuant to the Credit Agreement, Lenders have made revolving credit loans to Borrowers; and

WHEREAS, Parent and Borrowers have requested that Lenders (i) amend certain terms of the Credit Agreement in certain respects, (ii) establish a Borrowing Base of $270,000,000 (the “Amendment Redetermination”), to be effective as of the Amendment Effective Date and continuing until the next redetermination of the Borrowing Base thereafter, and (iii) consent to certain transactions more particularly described herein; and

WHEREAS, subject to the terms and conditions set forth herein, Lenders have agreed to Parent’s and Borrowers’ requests.

NOW THEREFORE, for and in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and confessed, Parent, Borrower Representative (on behalf of Borrowers), Administrative Agent and each Lender hereby agree as follows:

SECTION 1. Amendments. In reliance on the representations, warranties, covenants and agreements contained in this First Amendment, and subject to the satisfaction of the conditions precedent set forth in Section 4 hereof, the Credit Agreement is hereby amended effective as of the Amendment Effective Date in the manner provided in this Section 1.

1.1. Amendment and Restatement of Certain Definitions. The definitions of “Loan Documents,” “Parent,” “Permitted Bond Debt” and “Subsidiary” contained in Section 1.01 of the Credit Agreement shall be amended to read in full as follows:

“Loan Documents” means this Agreement, the First Amendment, the Notes, the Letter of Credit Agreements, the Letters of Credit, the Certificate of Effectiveness and the Security Instruments.

“Parent” means Chaparral Energy, Inc., a Delaware corporation, successor by merger to Chaparral, L.L.C.

“Permitted Bond Debt” means Debt of any Credit Party resulting from the single issue of such Credit Party’s senior unsecured notes or senior subordinated notes in an aggregate outstanding principal amount of not greater than $350,000,000, and which Debt (a) has a coupon or interest rate not in excess of ten percent (10%) per annum, (b) shall not mature sooner than the date which is one year following the earlier of (i) the Maturity Date, and (ii) the date on which there are no Loans, LC Exposure or other obligations hereunder outstanding and all of the Commitments are terminated, (c) is not secured by any Properties of the Credit Parties, (d) does not provide for or otherwise require any amortization prior to scheduled maturity, and (e) is evidenced and governed by an indenture and related documentation containing customary terms and conditions, including, without limitation, covenants and events of default, for senior unsecured notes or senior subordinated notes of like tenor and amount, each of which shall be satisfactory to the Administrative Agent in its sole reasonable discretion.

“Subsidiary” means: (a) any Person of which at least a majority of the outstanding Equity Interests having by the terms thereof ordinary voting power to elect a majority of the board of directors, manager or other governing body of such Person (irrespective of whether or not at the time Equity Interests of any other class or classes of such Person shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by Parent, a Borrower or one or more of their Subsidiaries or by Parent, a Borrower and one or more of their Subsidiaries and (b) any partnership of which a Credit Party is a general partner. Unless otherwise indicated herein, (i) each reference to the term “Subsidiary” shall mean a direct or indirect Subsidiary of Parent, and (ii) until the GE Loan Termination Date, neither CEI Acquisition nor CEI Bristol shall be deemed a “Subsidiary” of any Credit Party hereunder.

1.2. Amendment to Consolidated Net Income Definition. The definition of “Consolidated Net Income” contained in Section 1.01 of the Credit Agreement shall be amended to include a new clause (g) thereto which shall read in full as follows:

“(g) one-time cash charges associated with breakage costs related to Hedges (as defined in the CEI Bristol Acquisition Agreement) of CEI Bristol being terminated on the First Amendment Effective Date pursuant to the terms of the CEI Bristol Acquisition Agreement.”

1.3. Amendment to Excepted Liens Definition. Clause (j) of the definition of “Excepted Liens” contained in Section 1.01 of the Credit Agreement shall be amended to read in full as follows:

“(j) Liens incurred pursuant to the Security Instruments or otherwise created in favor of the Administrative Agent, the Collateral Agent, GE Agent, any Lender or any Secured Creditor pursuant to the Loan Documents or, as applicable and until the GE Loan Termination Date, the GE Loan Documents;”.

1.4. Additional Definitions. Section 1.01 of the Credit Agreement shall be amended to add the following definitions to such Section in alphabetical order:

“CEI Acquisition” means CEI Acquisition, L.L.C., a Delaware limited liability company.

“CEI Bristol Acquisition” means the purchase by CEI Acquisition of all of the Equity Interests held by TIFD in CEI Bristol pursuant to the CEI Bristol Acquisition Agreement.

“CEI Bristol Acquisition Agreement” means that certain Limited Partner Interest Purchase and Sale Agreement dated as of September 29, 2005, by and between TIFD, as seller thereunder, and CEI Acquisition, as buyer thereunder.

“CEI Bristol Acquisition Documents” means the CEI Bristol Acquisition Agreement and all assignments (including, without limitation, an assignment of limited partner interest), deeds, bills of sale, conveyances, certificates and other documents and instruments now or hereafter executed and delivered by, between or among TIFD, CEI Acquisition, CEI Bristol and/or any of their affiliates pursuant to the CEI Bristol Acquisition Agreement or in connection with the CEI Bristol Acquisition.

“Collateral Agent” means JPMorgan, in its capacity as collateral agent for the Secured Parties under the Intercreditor Agreement, and any successor collateral agent appointed pursuant to such Intercreditor Agreement.

“First Amendment” means that certain First Amendment to Sixth Restated Credit Agreement dated as of the First Amendment Effective Date, among Parent, Borrower Representative (on behalf of Borrowers), Administrative Agent and Lenders.

“First Amendment Closing Transactions” means the transactions to occur on the First Amendment Effective Date, including, without limitation: (a) the completion of the CEI Bristol Acquisition pursuant to the terms of the CEI Bristol Acquisition Documents, (b) the execution and delivery of the GE Loan Documents, and the closing and consummation of the transactions contemplated thereby pursuant to the terms thereof, and the receipt by CEI Acquisition and CEI Bristol of not less than $132,000,000 from the GE Loans made thereunder, and the application of such proceeds to finance in part the CEI Bristol Acquisition, and (c) the termination of all “Hedges” as defined in the CEI Bristol Acquisition Agreement.

“First Amendment Effective Date” means the date on which all conditions specified in the First Amendment, including, without limitation, the First Amendment Closing Transactions, have been satisfied, which date shall be September 30, 2005.

“GE Agent” means GE Capital, in its capacity as “Administrative Agent” under and as defined in the GE Loan Agreement.

“GE Capital” means General Electric Capital Corporation, a Delaware corporation.

“GE Debt” means Debt of CEI Acquisition and CEI Bristol evidenced by the GE Loan Agreement which (a) does not, at any time, exceed an aggregate principal amount of $132,000,000, (b) has a stated maturity of June 30, 2006, and (c) shall be repaid on the GE Loan Termination Date.

“GE Lenders” means, collectively, GE Capital (in its individual capacity and not as administrative agent) and each other “Lender” under and as defined in the GE Loan Agreement, together with their successors and assigns.

“GE Loan” means, collectively, the “Loans” under and as defined in the GE Loan Agreement in the principal amount of $132,000,000.

“GE Loan Agreement” means that certain Credit Agreement dated as of September 30, 2005 by and among GE Agent, the GE Lenders and CEI Acquisition and CEI Bristol, as co-borrowers thereunder.

“GE Loan Documents” means, collectively, the GE Loan Agreement, the Notes and the Security Documents (as each term is defined in the GE Loan Agreement), and all other documents, instruments or agreements evidencing, securing or otherwise pertaining to the GE Loan Agreement and the GE Debt, as the same may be modified, amended, renewed, extended or restated from time to time to the extent permitted hereunder and under the Intercreditor Agreement.

“GE Loan Termination Date” means the earliest of (a) the date the GE Loans are declared (or otherwise become) due and payable pursuant to the terms of the GE Loan Documents, or (b) June 30, 2006.

“Intercreditor Agreement” means that certain Intercreditor Agreement dated as of September 30, 2005, by and among Oil, CEI Bristol, CEI Acquisition, GE Agent (on behalf of the GE Lenders), Collateral Agent and certain Secured Swap Providers party thereto.

“Secured Parties” means the GE Lenders and any Secured Swap Provider that is a party to a Swap Agreement with CEI Bristol in connection with the CEI Bristol Acquisition.

“TIFD” means TIFD III-X LLC, a Delaware limited liability company.

1.5. Amendment to Reporting Covenant. Section 8.01(k) of the Credit Agreement shall be amended to read in full as follows:

“(k) Permitted Bond Debt and GE Loan Documents. Promptly, but in any event within two (2) Business Days after such delivery or receipt, copies of any financial or other report or notice delivered to, or received from, any holder of any Permitted Bond Debt (or the notes evidencing same) or GE Agent, any GE Lender or Collateral Agent, which report or notice has not been delivered to Lenders hereunder.”

1.6. Amendment to Collateral Covenant. Section 8.14(c) of the Credit Agreement shall be amended to read in full as follows:

“(c) The Indebtedness shall be fully guaranteed by Parent and each Domestic Subsidiary pursuant to the Guaranty Agreement, and Parent and the Borrowers shall cause any such applicable Domestic Subsidiary (now existing or hereafter created or acquired (to the extent permitted hereunder)) to execute and deliver to Administrative Agent the Guaranty Agreement. In connection with any such guaranty, Parent and the Borrowers shall, or shall cause such Domestic Subsidiary to, (A) execute and deliver a supplement to the Guaranty Agreement executed by such Domestic Subsidiary, (B) pledge all of the Equity Interests of such Domestic Subsidiary (including, without limitation, delivery of original stock certificates or other certificates evidencing the Equity Interests of such Domestic Subsidiary, together with an appropriate undated stock powers for each certificate duly executed in blank by the registered owner thereof) and (C) execute and deliver such other additional closing documents, certificates and legal opinions as shall reasonably be requested by the Administrative Agent. Notwithstanding anything to the contrary contained herein, on the GE Loan Termination Date CEI Acquisition and CEI Bristol shall each automatically become and be deemed “Subsidiaries” hereunder without the necessity of any further action on the part of any party hereto, and promptly, but in any event within two (2) Business Days after the GE Loan Termination Date, (1) Parent and the Borrowers shall cause CEI Acquisition and CEI Bristol to execute and deliver to Administrative Agent a supplement to the Guaranty Agreement executed by CEI Acquisition and CEI Bristol, (2) Parent shall execute and deliver to Administrative Agent a Parent Pledge Agreement pursuant to which parent shall pledge to the Administrative Agent, for the ratable benefit of the Lenders and any Secured Swap Provider, all of the issued and outstanding Equity Interests owned by Parent of CEI Acquisition, (3) CEI Acquisition shall execute and deliver to the Administrative Agent a Subsidiary Pledge Agreement pursuant to which CEI Acquisition shall pledge to the Administrative Agent, for the ratable benefit of the Lenders and any Secured Swap Provider, all of the issued and outstanding Equity Interests owned by CEI Acquisition of CEI Bristol, (4) Oil shall execute and deliver to the Administrative Agent a Borrower Pledge Agreement pursuant to which Oil shall pledge to the Administrative Agent, for the ratable benefit of the Lenders and any Secured Swap Provider, all of the issued and outstanding Equity Interests owned by Oil of CEI Bristol, (5) Parent and the Borrowers shall cause CEI Bristol to execute and deliver to Administrative Agent Mortgages executed by CEI Bristol and covering such Property of CEI Bristol as may be required by the terms of Section 8.14(a)(i), and (6) Parent, the Borrowers and the other Credit Parties shall execute and deliver such other additional closing documents, organizational documents, joinders, certificates and legal opinions (including local counsel opinions) as shall reasonably be requested by the Administrative Agent.”

1.7. Amendment to Investment Covenant. Section 9.05 of the Credit Agreement shall be amended to (a) revise clause (g) thereto to read in full as follows, and (b) add a new clause (o) thereto which shall read in full as follows:

“(g) Investments, not to exceed $800,000 in the aggregate for all Credit Parties during any one calendar year, (i) made by any Borrower in or to any other Borrower or any Subsidiary, (ii) made by any Subsidiary in or to any Borrower or any other Subsidiary, and (iii) made by Oil in CEI Bristol.”

“(o) Parent’s investment in CEI Acquisition in an amount not to exceed $28,000,000, the proceeds of which shall be utilized by CEI Acquisition in connection with the CEI Bristol Acquisition and/or for additional capital expenditures.”

1.8. Amendment to Material Agreements Covenant. Section 9.19 of the Credit Agreement shall be amended to read in full as follows:

“Section 9.19 Permitted Bond Documents; GE Loan Documents. Parent and the Borrowers will not, and will not permit any other Credit Party, CEI Acquisition or CEI Bristol to:

(a) amend, modify or waive any covenant in any of the Permitted Bond Documents or GE Loan Documents if the effect of such amendment, modification or waiver would be to make the terms of any such Permitted Bond Document or GE Loan Document materially more onerous to any Credit Party, CEI Acquisition or CEI Bristol.

(b) amend, modify or waive any provision of any Permitted Bond Document or GE Loan Document if the effect of such amendment, modification or waiver (i) subjects a Credit Party, CEI Acquisition or CEI Bristol to any additional material obligation, (ii) increases the principal of any Permitted Bond Debt or GE Debt or increases the rate of interest on any note evidencing any Permitted Bond Debt to a rate in excess of 10%, (iii) accelerates the date fixed for any payment of principal or interest on any note evidencing any Permitted Bond Debt to a date sooner than the date which is one year following the earlier of (A) the Maturity Date, and (B) the date on which there are no Loans, LC Exposure or other obligations hereunder outstanding and all of the Commitments are terminated, or (iv) would change the percentage of holders of such notes evidencing any Permitted Bond Debt required for any such amendment, modification or waiver from the percentage required on the date of issuance of any such notes evidencing any Permitted Bond Debt.”

1.9. Amendment to Events of Default Section. Section 10.01(n) of the Credit Agreement shall be amended to read in full as follows:

“(n) the occurrence of a default under any Permitted Bond Document or GE Loan Document, which such default shall continue unremedied or is not waived prior to the expiration of any applicable period of grace or cure under any Permitted Bond Document or GE Loan Document.”

SECTION 2. Borrowing Base Redetermination. In reliance on the representations, warranties, covenants and agreements contained in this First Amendment, upon the satisfaction of each condition precedent set forth in Section 4 hereof, the Amendment Redetermination shall occur, and the Borrowing Base shall thereby be increased from $235,000,000 to $270,000,000 and shall remain at $270,000,000 until the next redetermination of the Borrowing Base thereafter. Parent, Borrowers and Lenders agree that the Amendment Redetermination provided for in this Section 2 shall not be construed or deemed to be an Interim Redetermination for purposes of the Credit Agreement. After giving effect to the Amendment Redetermination, the allocation of the Borrowing Base among the Lenders is as follows:

JPMorgan Chase Bank, N.A.	$36,765,957.45

Bank of Scotland	$36,765,957.45

Comerica Bank	$36,765,957.45

Fortis Capital Corp.	$36,765,957.45

The Royal Bank of Scotland plc	$36,765,957.45

Bank of America, N.A.	$36,765,957.45

Compass Bank	$24,702,127.65

Sterling Bank	$24,702,127.65

Total	$270,000,000.00

SECTION 3. Consent. Parent and Borrowers have requested that Lenders (a) consent to (i) the formation of CEI Acquisition and the temporary designation of such entity as a non-”Subsidiary” under the Credit Agreement, (ii) the CEI Bristol Acquisition and (iii) the incurrence of the GE Debt and the execution and delivery of the GE Loan Documents (as each such term is defined in the Credit Agreement, as amended by this First Amendment) (the transactions described in subclauses (i), (ii) and (iii) of this clause (a) being collectively referred to herein as the “Subject Transactions”), and (b) waive any provision of the Credit Agreement and the other Loan Documents to the extent such provisions prohibit the consummation of such transactions. In reliance on the representations, warranties, covenants and agreements contained in the Credit Agreement and this First Amendment, and subject to the satisfaction of the conditions precedent set forth in Section 4 hereof (and in the Credit Agreement, as amended by this First Amendment, as applicable), Lenders hereby (A) consent to the Subject Transactions, provided such transactions are consummated on or prior to September 30, 2005, and (B) waive any provision of the Credit Agreement and the other Loan Documents to the extent such provisions prohibit the consummation of such Subject Transactions. The consents and waivers contained in this Section 3 are limited solely to the Subject Transactions and the applicable provisions of the Credit Agreement and other Loan Documents to the extent they prohibit the consummation of such Subject Transactions, and solely for the time period set forth above. Nothing contained herein shall be deemed (1) a consent to any action other than consummation of the Subject

Transactions on or prior to September 30, 2005, or (2) a waiver of any provisions of the Credit Agreement or any other Loan Document except to the extent any such provision prohibits the consummation of any Subject Transaction.

SECTION 4. Conditions Precedent. The effectiveness of (a) the amendments to the Credit Agreement contained in Section 1 hereof, (b) the increase in the Borrowing Base pursuant to Section 2 hereof, and (c) the consent and waiver contained in Section 3 hereof is subject to the satisfaction of each of the following conditions precedent:

4.1. First Amendment Closing Transactions. The First Amendment Closing Transactions (as defined in the Credit Agreement, as amended by this First Amendment) shall have occurred and been consummated on terms satisfactory to Administrative Agent.

4.2. Intercreditor Agreement. Administrative Agent shall have received a fully executed copy of the Intercreditor Agreement.

4.3. Borrowing Base Increase Fee. Administrative Agent shall have received, for the benefit of each Lender whose allocation of the Borrowing Base shall be increased in connection with the increase in the Borrowing Base pursuant to Section 2 hereof, a fee in an amount equal to one-quarter of one percent (0.25%) of the amount of such increase.

4.4. Other Fees. Parent and Borrowers shall have paid to Administrative Agent and its affiliates all fees and expenses due and payable by Parent and Borrowers pursuant to any separate fee letter entered into by such parties in connection with this First Amendment.

4.5. No Default. After giving effect to the amendments, consents and waivers contained herein, no Default or Event of Default shall have occurred which is continuing.

4.6. CEI Acquisition Documents; GE Loan Documents. Parent and Borrowers shall have delivered to Administrative Agent a true, correct, complete and fully executed copy of each CEI Acquisition Document and each GE Loan Document.

4.7. Officer’s Certificates. Parent and Borrowers shall have delivered to Administrative Agent such certificates of authorized officers of CEI Acquisition, certificates of governmental authorities, certified copies of consents and/or resolutions and such other documents, instruments and agreements as Administrative Agent shall require to evidence the valid existence and authority to conduct business of CEI Acquisition, all in form and substance satisfactory to Administrative Agent and its counsel.

4.8. Other Documents. Administrative Agent shall have been provided with such other documents, instruments and agreements, and Parent and Borrowers shall have taken such actions, as Administrative Agent may reasonably require in connection with this First Amendment and the transactions contemplated hereby.

SECTION 5. Representations and Warranties of Borrowers. To induce the Lenders and Administrative Agent to enter into this First Amendment, Parent and Borrower Representative (on behalf of Borrowers) hereby jointly and severally represent and warrant to Lenders and Administrative Agent as follows:

5.1. Reaffirm Existing Representations and Warranties. Each representation and warranty of each Credit Party contained in the Credit Agreement and the other Loan Documents is true and correct on the date hereof and will be true and correct after giving effect to the amendments set forth in Section 1 hereof.

5.2. Due Authorization; No Conflict. The execution, delivery and performance by Parent and Borrower Representative (on behalf of Borrowers) of this First Amendment are within Parent’s and Borrower Representative’s corporate and limited liability company powers (as applicable), have been duly authorized by all necessary action, require no action by or in respect of, or filing with, any governmental body, agency or official and do not violate or constitute a default under any provision of applicable law or any material agreement binding upon Parent, any Borrower or any other Credit Party or result in the creation or imposition of any Lien upon any of the assets of Parent, any Borrower or any other Credit Party except Excepted Liens. Borrower Representative is duly authorized (and has been duly appointed) to execute this First Amendment on behalf of Borrowers, and upon such execution and delivery, this First Amendment shall be binding and enforceable against each such Borrower as if this First Amendment had been executed by each such Borrower.

5.3. Validity and Enforceability; Extension of Liens. This First Amendment constitutes the valid and binding obligation of Parent and Borrowers enforceable in accordance with its terms, except as (i) the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditor’s rights generally, and (ii) the availability of equitable remedies may be limited by equitable principles of general application.

5.4. No Default or Event of Default. After giving effect to the amendments, waivers and consents contained herein, no Default or Event of Default has occurred which is continuing.

SECTION 6. Miscellaneous.

6.1. Reaffirmation of Loan Documents. Any and all of the terms and provisions of the Credit Agreement and the Loan Documents shall, except as amended and modified hereby, remain in full force and effect. The amendments contemplated hereby shall not limit or impair any Liens securing the Obligations, each of which are hereby ratified, affirmed and extended to secure the Obligations as they may be increased pursuant hereto.

6.2. Parties in Interest. All of the terms and provisions of this First Amendment shall bind and inure to the benefit of the parties hereto and their respective successors and assigns.

6.3. Legal Expenses. Parent and Borrower Representative (on behalf of Borrowers) hereby jointly and severally agree to pay on demand all reasonable fees and expenses of counsel to Administrative Agent incurred by Administrative Agent in connection with the preparation, negotiation and execution of this First Amendment and all related documents.

6.4. Counterparts. This First Amendment may be executed in counterparts, and all parties need not execute the same counterpart; however, no party shall be bound by this First Amendment until all parties have executed a counterpart. Facsimiles shall be effective as originals.

6.5. Complete Agreement. THIS FIRST AMENDMENT, THE CREDIT AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN OR AMONG THE PARTIES.

6.6. Headings. The headings, captions and arrangements used in this First Amendment are, unless specified otherwise, for convenience only and shall not be deemed to limit, amplify or modify the terms of this First Amendment, nor affect the meaning thereof.

6.7. Effectiveness. This First Amendment shall be effective automatically and without necessity of any further action by Parent, Borrower Representative, Borrowers, Administrative Agent or Lenders when counterparts hereof have been executed by Parent, Borrower Representative, Administrative Agent and all Lenders, and all conditions to the effectiveness hereof set forth herein have been satisfied.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be duly executed by their respective Responsible Officers on the date and year first above written.

[Signature pages to follow]

CHAPARRAL ENERGY, INC., a Delaware company

By:	/s/ Mark A. Fischer
Mark A. Fischer, Chief Executive Officer and President

CHAPARRAL ENERGY, L.L.C., an Oklahoma limited liability company, as a Borrower and as Borrower Representative

By:	/s/ Mark A. Fischer
Mark A. Fischer, Manager

[SIGNATURE PAGE TO FIRST AMENDMENT TO SIXTH RESTATED CREDIT AGREEMENT]

ADMINISTRATIVE AGENT: JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:	/s/ J. Scott Fowler
J. Scott Fowler, Vice President

LENDERS: JPMORGAN CHASE BANK, N.A.

By:	/s/ J. Scott Fowler
J. Scott Fowler, Vice President

[SIGNATURE PAGE TO FIRST AMENDMENT TO SIXTH RESTATED CREDIT AGREEMENT]

BANK OF SCOTLAND

By:	/s/ Karen Weich

Name:	Karen Weich

Title:	Assistant Vice President

[SIGNATURE PAGE TO FIRST AMENDMENT TO SIXTH RESTATED CREDIT AGREEMENT]

COMERICA BANK

By:	/s/ Peter L. Sefzik

Name:	Peter L. Sefzik

Title:	Vice President

[SIGNATURE PAGE TO FIRST AMENDMENT TO SIXTH RESTATED CREDIT AGREEMENT]

FORTIS CAPITAL CORP.

By:	/s/ David Montgomery

Name:	David Montgomery

Title:	Senior Vice President

By:	/s/ Darrell Holley

Name:	Darrell Holley

Title:	Managing Director

[SIGNATURE PAGE TO FIRST AMENDMENT TO SIXTH RESTATED CREDIT AGREEMENT]

THE ROYAL BANK OF SCOTLAND plc

By:	/s/ P. R. Ballard

Name:	P. R. Ballard

Title:	Senior Vice President

[SIGNATURE PAGE TO FIRST AMENDMENT TO SIXTH RESTATED CREDIT AGREEMENT]

BANK OF AMERICA, N.A.

By:	/s/ Michael D. Earl

Name:	Michael D. Earl

Title:	Senior Vice President

[SIGNATURE PAGE TO FIRST AMENDMENT TO SIXTH RESTATED CREDIT AGREEMENT]

COMPASS BANK

By:	/s/ Kathleen J. Bowen

Name:	Kathleen J. Bowen

Title:	Senior Vice President

[SIGNATURE PAGE TO FIRST AMENDMENT TO SIXTH RESTATED CREDIT AGREEMENT]

STERLING BANK

By:	/s/ David W. Phillips

Name:	David W. Phillips

Title:	Senior Vice President

[SIGNATURE PAGE TO FIRST AMENDMENT TO SIXTH RESTATED CREDIT AGREEMENT]